Exhibit 23.4

DKM/jlm/C1465.01/gcah.319.00	October 22, 2007

Mr. Max H. Wei
Vice President, Operations
Gran Tierra Energy Inc.
300,611 - l0th Ave, SW
Calgary, Alberta T23R 0B2
Canada
Gran Tierra Registration Statement:
Form S-1 (Reg. No. 333                                        )
Filed with the U.S. Security Exchange Commission
Dear Mr. Wei:
      As the Independent reserve engineers for Gran Tierra Energy, Inc. (Gran Tierra), Gaffney, Cline & Associates, Inc. (GCA) hereby confirms that it has granted and not withdrawn its consent to the reference to GCA’s review of Gran Tierra’s reserves as of December 31, 2006 in the form and context disclosed by Gran Tierra in this form S-1 to Registration Statement No. 333                      filed with the U. S. Securities and Exchange Commission.
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     Please do not hesitate to contact us if you have any questions.
Very truly yours,
GAFFNEY, CLINE & ASSOCIATES, INC.
David K. Morgan
Senior Technical Manager